Exhibit 99

FOR MORE INFORMATION CONTACT:

Intelligent Electronics, Inc.                  XLConnect Solutions, Inc.
-----------------------------                  -------------------------
Fran Barsky                                    Stephanie D. Cohen
Director or Investor Relations                 Executive Vice President,
and Corp. Comm.                                Finance
(610)458-6668                                  (610)458-6603
fbarsky@intelect.com                           scohen@xlconnect.com


FOR IMMEDIATE RELEASE:


            INTELLIGENT ELECTRONICS APPROVES STOCK DISTRIBUTION OF XLCONNECT(TM)COMMON STOCK TO IE SHAREHOLDERS CONDITIONED
                             UPON IRS RULING


EXTON, PA -- February 6, 1997 -- Intelligent Electronics, Inc. (Nasdaq:
INEL) announced today that its Board of Directors has approved the distribution of 13,325,000 shares of Common Stock of XLConnect(TM) Solutions, Inc. (Nasdaq: XLCT) in a spin-off to Intelligent Electronics shareholders. The distribution is conditioned on the receipt of an IRS ruling as to its tax-free nature and customary regulatory and contractual approvals and consents. The request for the ruling was filed on Wednesday, February 5, 1997. If conditions are met, it is anticipated the distribution will occur by the end of the summer.

For Intelligent Electronics shareholders, it means that owners of INEL stock will receive XLConnect stock if the spin-off is completed. For XLConnect, the spin-off and stock distribution mean XLConnect will be independently owned.

XLConnect is an information technology services provider offering total connectivity solutions to large and medium-sized organizations.
XLConnect's applications development, internetworking, telecommunications and managed services enable its clients to increase productivity and enhance competitiveness by improving the flow of information among
employees, clients and suppliers.   XLConnect delivers its solutions
through an engineering and technical staff of more than 1,000 professionals deployed nationwide.

Intelligent Electronics is a leader in providing information technology products, services, and solutions to a broad spectrum of customers including large companies, governmental agencies, small and home offices, educational institutions and others using technology to create efficiency. Intelligent Electronics specializes in delivering access to tomorrow's technology today.
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